AGREEMENT


This Agreement is made this 8th day of November, 1995 among S.I.S. Mercator Fund, Inc., a Maryland corporation (the "Fund"), and Richard T. Coghlan ("Coghlan"), an individual residing at Villanova, Pennsylvania.
W I T N E S S E T H:
WHEREAS, the Fund is comprised of two classes of shares, designated the Global Equity Portfolio and the Global Income Portfolio, respectively ("Portfolios"), and
WHEREAS, Coghlan desires to acquire shares of the Fund as provided herein. NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
1.The Fund shall provide Coghlan with copies of its registration statement filed with the Securities and Exchange Commission under the Investment
Company Act of 1940 and the Securities Act of 1933 ("Registration Statement"). 2.Coghlan shall contribute cash in the amount of $150,000 to the capital of the Fund. $100,000 will be contributed to the Global Equity Portfolio and $50,000 to the Global Income Portfolio.
3.In consideration of the contribution described in Section 2 above, the Fund shall issue shares of common stock of the Portfolios so designated at a purchase price per share equal to the net asset value per share of the Portfolios, calculated in the manner described in the Registration
Statement. For the purpose of the initial issuance of shares, the purchase price shall be $10.00 per share. The shares will not be registered under the Securities Act of 1933, as amended ("Act"), on the basis of an exemption from registration set forth in section 4(2) of the Act and may not be sold or transferred in absence of registration under the Act except in a transaction which is exempt from registration. The foregoing restriction on transferability does not prohibit redemption of the shares as provided in the registration statement.
4.The Fund hereby represents and warrants to Coghlan that upon issuance, on the terms provided herein, the shares of the Portfolios issued hereunder shall be duly and validly issued, legally outstanding shares of common stock of the Fund.
5.Coghlan represents and warrants that he is buying the shares for investment and has no present intention to sell or redeem the shares.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
S.I.S. Mercator Fund, Inc.


Attest:________________________
By:___________________________
   Secretary                      President


Witness:_______________________	______________________________
							Richard T. Coghlan



CONSENT OF SOLE SHAREHOLDER

I, Richard T. Coghlan, the holder of all of the outstanding shares of common stock of the Global Income Portfolio and the Global Equity Portfolio of S.I.S. Mercator Fund, Inc. ("Fund") hereby approve:

1. the Investment Management Agreements between Strategic Investment Services and the Fund for the Global Income Portfolio and the Global Equity Portfolio, both agreements dated November 8, 1995; and

2.the Distribution Plan of the Fund, including the Agreement between the Fund and East Coast Consultants, Inc., as approved by the board of directors of the Fund at their meeting on July 7, 1995.


_________________________	________________
Witness						Richard T. Coghlan

					November 8, 1995.
    							Date